                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                               eSoft, Incorporated
                       ------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
           -------------------------------------------------------
                         (Title of Class of Securities)



                                    N/A
                       ------------------------------
                               (CUSIP Number)


       Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)
              [x] Rule 13d-1(c)
              [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. /                       SCHEDULE 13G                     PAGE 2 OF / 6
================================================================================


--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Yurek, Daryl

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Canada

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER

                                    296,579

                         -------------------------------------------------------
                         6      SHARED VOTING POWER
       NUMBER OF
        SHARES                      - 0 -
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH            7     SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                      296,579
         WITH
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                                    - 0 -

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              296,579

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              9.72%

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

              IN

--------------------------------------------------------------------------------

CUSIP NO. /                       SCHEDULE 13G                     PAGE 3 OF / 6
================================================================================


Item 1.

        (a)   Name of Issuer
        (b)   Address of Issuer's Principal Executive Offices:

              eSoft, Incorporated
              5335 Sterling Drive
              Boulder, CO 80301

Item 2. (a)   Name of Person Filing:
        (b)   Address of Principal Business Office:
        (c)   Citizenship:

              Daryl Yurek
              1919 14th St # 800
              Boulder, CO 80302
              Canada

        (c)   Title of Class of Securities:
                Common Stock

        (e)   CUSIP Number:  N/A

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a)   [X]    This statement is filed pursuant to Section 240.13d-1(c).

        (b)   [ ]    Broker or Dealer registered under Section 15 of the Act:

                     Not applicable

        (c)   [ ]    Bank as defined in Section 3(a)(6) of the Act:

                     Not applicable

        (d)   [ ]    Insurance Company as defined in Section 3(a)(19) of the
                     Act:

                     Not applicable

        (e)   [ ]    Investment Company registered under Section 8 of the
                     Investment Company Act:

                    Not applicable

CUSIP NO. /                       SCHEDULE 13G                     PAGE 4 OF / 6
================================================================================

       (f)  [ ]      Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940:

                     Not applicable

       (g)  [ ]      Employee Benefit Plan, Pension Fund which is subject to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                     Not applicable

       (h)  [ ]      Parent Holding Company, in accordance with Rule 13d-
                     1(b)(ii)(G)

                     Not applicable

Item 4. Ownership

       (a)    Amount Beneficially Owned:  296,579

       (b)    Percent of Class:  9.72%

       (c)    Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote: 296,579

CUSIP NO. /                       SCHEDULE 13G                     PAGE 5 OF / 6
================================================================================

              (ii)   Shared power to vote or to direct the vote: none

              (iii)  Sole power to dispose or to direct the disposition of:
                     296,579

              (iv)   Shared power to dispose or to direct the disposition of:
                     none

Item 5.       Ownership of Five Percent or Less of a Class:

              Not applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
              Company:

              Not applicable

Item 8.       Identification and Classification of Members of the Group:

              Not applicable

Item 9.       Notice of Dissolution of Group:

              Not Applicable

Item 10.      Certification:

              Because this statement is filed pursuant to Rule 13d-1 (c), the following certification is included:

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. /                       SCHEDULE 13G                     PAGE 6 OF / 6
================================================================================



                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 23, 1998


                                                  Daryl Yurek


                                                  /s/ DARYL YUREK
                                                  ------------------------------